Exhibit 21.1

PHOTOMEDEX, INC.

a Nevada corporation

LIST OF SUBSIDIARIES

(as of December 31, 2015)

Radiancy, Inc. a Delaware corporation

PhotoMedex Technology, Inc., a Delaware corporation

Lumiere, Inc., a Nevada corporation

Radiancy (Israel) Ltd., a company organized under the laws of Israel

Photo Therapeutics Limited, a company organized under the laws of England and Wales

Lightsource Laboratories, Ltd., a company organized under the laws of England and Wales

LK Technology Importaçăo E Exportaçăo LTDA, a limited liability company organized under the laws of Brazil***

PhotoMedex (India) Private Limited, a company organized under the laws of India**

Radiancy (HK) Limited, a company organized under the laws of Hong Kong

PhotoMedex Korea Ltd., a company organized under the laws of South Korea***

PhotoMedex de Colombia S.A.S., a company organized under the laws of Colombia***

LCA-Vision, Inc., a Delaware corporation **

Lasik Insurance Company Ltd., a company organized under the laws of the Cayman Islands**

LCA-Vision (Canada) Inc., a company organized under the laws of Ontario, Canada**

Columbus Eye Associates, Inc., an Ohio company**

Lasikplus of Denver, P.C., a Colorado company**

Lasikplus of Texas, P.A., a Texas company**

ProCyte Corporation, a Washington corporation *

Photo Therapeutics, Inc., a Delaware corporation *

*  Merged with PhotoMedex, Inc. on December 31, 2011

** Held for sale as a discontinued operation

*** Closed during the year ending December 31, 2015